 Exhibit 99.1

HACKENSACK, NJ, March 02, 2012 – First Real Estate Investment Trust (“FREIT”) announced its operating results for the three-months ended January 31, 2012. The results of operations as presented in this earnings release are unaudited, and are not necessarily indicative of future operating results.

HIGHLIGHTS - 1st Quarter Ended January 31, 2012:
* Net Income Per Share-Basic: $0.17	* Dividends Per Share: $0.30
* FFO Per Share: $0.40	* FFO Payout: 75%
* Average Residential Occupancy: 95.1%	* Average Commercial Occupancy: 85.9%

RESULTS OF OPERATIONS

Total Real Estate revenue for the three months ended January 31, 2012 (“Current Quarter”) increased 2.0% to $11,080,000 compared to $10,861,000 for the three months ended January 31, 2011 (“Prior Year’s Quarter”). Net income attributable to common equity (“Net income-common equity”) for the Current Quarter was $1,193,000 ($0.17 per share basic) compared to $1,019,000 ($0.15 per share basic) for the Prior Year’s Quarter. The positive increase in total revenue and net income-common equity for the Current Quarter was primarily attributable to higher revenue at FREIT’s residential and commercial operations.

The schedule below provides a detailed analysis of the major changes that impacted net income–common equity for the three months ended January 31, 2012 and 2011:

	Three Months Ended January 31,
	2012	2011	Change
	(in thousands, except per share amounts)
Real estate revenues:
Commercial properties	$6,094	$5,984	$110
Residential properties	4,986	4,877	109
Total real estate revenues	11,080	10,861	219

Operating expenses:
Real estate operations	4,777	4,700	77
General and administrative	369	393	(24)
Depreciation	1,531	1,511	20
Total operating expenses	6,677	6,604	73

Operating income	4,403	4,257	146

Investment income	24	29	(5)

Financing costs	(2,865)	(2,926)	61
Net income	1,562	1,360	202
Net income attributable to noncontrolling interests	(369)	(341)	(28)
Net income attributable to common equity	$1,193	$1,019	$174

Earnings per share (attributable to common equity):
Basic	$0.17	$0.15	$0.02

Weighted average shares outstanding:
Basic	6,942	6,942

The consolidated results of operations for the Current Quarter are not necessarily indicative of the results to be expected for the full year.

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SEGMENT INFORMATION

The following table sets forth comparative net operating income ("NOI") data, which is a Non-GAAP financial measure, for FREIT’s real estate segments and reconciles the NOI to consolidated net income-common equity for the Current Quarter, as compared to the prior year’s comparable period:

	Commercial				Residential				Combined
	Three Months Ended				Three Months Ended				Three Months Ended
	January 31,		Increase (Decrease)		January 31,		Increase (Decrease)		January 31,
	2012	2011	$	%	2012	2011	$	%	2012	2011
	(In thousands)				(In thousands)				(In thousands)
Rental income	$4,590	$4,660	$(70)	-1.5%	$4,910	$4,809	$101	2.1%	$9,500	$9,469
Reimbursements	1,457	1,222	235	19.2%	-	-	-		1,457	1,222
Other	45	54	(9)	-16.7%	76	68	8	11.8%	121	122
Total revenue	6,092	5,936	156	2.6%	4,986	4,877	109	2.2%	11,078	10,813

Operating expenses	2,525	2,546	(21)	-0.8%	2,252	2,154	98	4.5%	4,777	4,700
Net operating income	$3,567	$3,390	$177	5.2%	$2,734	$2,723	$11	0.4%	6,301	6,113
Average
Occupancy %	85.9%	89.7%		-3.8%	95.1%	94.5%		0.6%

Reconciliation to consolidated net income:
Deferred rents - straight lining	(7)	54
Amortization of acquired leases	9	(6)
Investment income	24	29
General and administrative expenses	(369)	(393)
Depreciation	(1,531)	(1,511)
Financing costs	(2,865)	(2,926)
Net income	1,562	1,360
Net income attributable to noncontrolling interests	(369)	(341)
Net income attributable to common equity	$1,193	$1,019

NOI is based on operating revenue and expenses, directly associated with the operations of the real estate properties, but excludes deferred rents (straight lining), lease amortization, depreciation, financing costs and other items. FREIT assesses and measures segment operating results based on NOI. NOI is not a measure of operating results or cash flow as measured by generally accepted accounting principles, and is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity.

COMMERCIAL SEGMENT

Total rental revenue and NOI from FREIT’s commercial segment for the Current Quarter increased by 2.6% and 5.2%, respectively, as compared to the Prior Year’s Quarter. The primary reasons for the increase in revenue and NOI were higher expense reimbursements for the Current Quarter, since the Prior Year’s Quarter included common area maintenance adjustments related to Fiscal 2010.

We expect the fragile US recovery to grind along during 2012, and retail sales to continue to show slight improvement. Exclusive of the Giant space at the Westridge Square shopping center, which was vacated during May 2011 (see discussion below), tenant fall-out at our other properties has been minor, as average occupancy rates for the Current Quarter decreased 3.8% from last year’s comparable period.

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On February 3, 2012, Grande Rotunda, LLC (“Grande”), a 60% owned affiliate of First Real Estate Investment Trust of New Jersey entered into a lease termination agreement (“Agreement”) with Giant of Maryland LLC (“Giant”), the tenant and operator of the 35,994 sq. ft. Giant supermarket at Grande’s Rotunda property located in Baltimore, Maryland. Giant, under the terms of the Agreement, agreed to (i) waive its right to extend the term of the lease through March 31, 2035 (“Outside Extension Date”), (ii) terminate the lease and surrender the premises to Grande no later than the earlier of commencement of the redevelopment of the property or March 31, 2015, and (iii) notwithstanding any earlier termination date, continue to pay monthly fixed rent payments plus its share of common area maintenance charges and taxes for the Rotunda property through March 31, 2015. Grande has agreed (i) not to lease more than 20,000 sq. ft. of any space in the property for use as a food supermarket through March 31, 2035, and (ii) if Grande decides to lease such space for use as a food supermarket, it must first offer the space for the same use under the terms acceptable to Grande, to Giant, which will have thirty days to accept the offer before the space may be leased to a third party. On a positive note, the Giant lease termination actually benefits the planned redevelopment at the Rotunda shopping center, by eliminating a costly component of the project, specifically the construction of a lower level Giant supermarket which would be a very costly space to build. In addition, the Giant lease contained strong restrictions on Grande’s ability to make modifications to the property. This positive development clears the way for Grande to move forward with the redevelopment planning for this property.

At Westridge Square, a major tenant, Giant, elected not to extend its lease beyond October 31, 2011, and has vacated its space at the center during May 2011. However, Giant continued to pay monthly rent in accordance with its lease terms through October 31, 2011. FREIT is actively pursuing the re-leasing of the space vacated by Giant. It is FREIT’s intention to re-lease the space to a new tenant or tenants that will enhance the shopping experience at Westridge Square. However, no rent has been generated from the space as of November 1, 2011, and no rent will be generated from the space unless or until FREIT is able to re-lease the space, and it is occupied by a new tenant(s). Additionally, FREIT expects to incur leasing costs and tenant improvement costs associated with re-leasing the space. This vacancy has adversely affected Westridge Square’s operating results for the Current Quarter, resulting in a 20% reduction in revenue for the Current Quarter. The potential impact on FREIT’s per share earnings for Fiscal 2012 is estimated at approximately $0.10 per share assuming the vacant space is not leased for the entire year.

Construction related to the expansion and renovation of the Damascus Center was completed in November 2011. We are currently in the negotiation process with potential tenants for the new, currently available space constructed in the final phase (Phase III) of this project.

RESIDENTIAL SEGMENT

Total rental revenue and NOI from FREIT’s residential segment for the Current Quarter reflected increases of 2.2% and 0.4%, respectively, over the Prior Year’s Quarter. The increase in total revenue and NOI for the Current Quarter is primarily attributable to higher base rental income at many of our residential properties. For the Current Quarter, average occupancy was at 95.1%, a 0.6% increase over the Prior Year’s Quarter. After adjusting operating expenses for the Prior Year’s Quarter’s by adding back the $207,000 insurance recovery related to storm damages incurred during 2010 and received in last year’s first quarter, operating expenses for the Current Quarter would have been $109,000 lower than the Prior Year’s Quarter. Most of this decrease is attributable to the mild winter experienced in the northeast resulting in lower utility and snow removal expenses.

FREIT continues to pursue the sale of the Palisades Manor Apartments, in Palisades Park, NJ, the Grandview Apartments in Hasbrouck Heights, NJ, and the Heights Manor Apartments in Spring Lake Heights, NJ. The decision to pursue the sale of these properties was based on the Board’s desire to re-deploy the net proceeds arising from the sale to real estate assets in other areas of FREIT’s operations. It is not possible for management to estimate when a sale of any of these properties will occur, and therefore, the properties continue to be classified as held for use as of January 31, 2012.

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FUNDS FROM OPERATIONS (“FFO”):

Many consider FFO, which is a non-GAAP financial measure, as the standard measurement of a REIT’s performance. We compute FFO as follows:

	Three Months Ended
	January 31,
	2012	2011
	(In thousands, except per share)

Net income	$1,562	$1,360
Depreciation	1,531	1,511
Amortization of deferred leasing costs	61	71
Deferred rents (Straight lining)	7	(54)
Amortization of acquired leases	(9)	6
Capital Improvements - Apartments	(202)	(84)
Distributions to noncontrolling interests	(197)	(282)
FFO	$2,753	$2,528

Per Share - Basic	$0.40	$0.36

Weighted Average Shares Outstanding	6,942	6,942

FFO does not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO by certain other REITs may vary materially from that of FREIT’s, and therefore FREIT’s FFO and the FFO of other REITs may not be directly comparable.

DIVIDENDS

The 1st quarter dividend of $0.30 per share will be paid on March 15, 2012 to shareholders of record on March 1, 2012.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed report on Form 10-K and Form 10-Q to be filed covering this period.

First Real Estate Investment Trust is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. It has approximately $243 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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